EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (this “Agreement”) dated as of February 9, 2015 (the “Effective Date”), by and between IPSA International Services, Inc., a Delaware corporation (the “Company”), the sole stockholder of which is root9B Technologies, Inc., a Delaware corporation (“root9B”), and Dan Wachtler (“Wachtler”). Capitalized terms not defined when first used will have the meaning given those terms in Section 13.

Section 1.                      Employment.  The Company hereby employs Wachtler and Wachtler hereby accepts such employment, subject to the terms and conditions set forth in this Agreement.

Section 2.                      Duties.  Wachtler will serve as CEO and President of the Company with responsibility for all aspects of the business of the Company.  Wachtler will report directly to the designee appointed by root9B, who shall be Joseph J. Grano, Jr., Brian King or such other senior officer of root9B as approved by Wachtler, such approval not to be unreasonably withheld (the “Designee”).  During the Term, Wachtler will devote substantially all of his business time to the performance of his duties to the Company.

Section 3.                      Board.  Wachtler shall, at his option, serve as a member of the root9B Board of Directors (the “Board”) for the period of Wachtler’s employment, provided that if Wachtler’s employment ends, but Wachtler elects in writing to remain subject to all of the restrictions set forth in the Wachtler Non-Compete Agreement, Wachtler may remain on the Board for so long as he is subject to all such restrictions.

Section 4.                      Term and Place of Employment.

4.1           Term of Employment.  Wachtler’s employment with the Company will be for the Term, subject to earlier termination pursuant to Sections 7 and 8.

4.2           Place of Employment.  Wachtler will be based in the Phoenix metropolitan area office of the Company, but will spend such time at the New York City office of the Company as is necessary to discharge his duties.  In addition, Wachtler will be required to travel as necessary to fulfill his duties.

Section 5.                       Compensation of Wachtler.  During the Term, the Company will provide Wachtler with the following compensation, less such deductions as will be required to be withheld by applicable law and regulations:

5.1           Salary.  The Company will pay to Wachtler an annual base salary of $450,000 per annum (the “Base Salary”) at such regular weekly, biweekly or semi-monthly time or times as root9B makes payment of its regular payroll in the regular course of business, but no less frequently than monthly, provided, however, that such salary may be increased but not decreased at any time, and shall be increased by 5% per annum, at a minimum, for each annual period after the original Term.

5.2           Bonus.  For each calendar year of the Term, in addition to his Base Salary, Wachtler shall be eligible to receive an annual bonus of up to 67% of his Base Salary for such year and grants of equity in root9B, each as determined by the Board in its discretion.

5.3           Expenses.  The Company will either pay for or reimburse, at Wachtler’s option, Wachtler for the cost of an apartment in New York City or residential hotel accommodations, at his option, in an amount not to exceed $8,000 per month.  The Company will provide Wachtler with reimbursement for all other reasonable and necessary business, entertainment, business travel expenses and other bona fide expenses, consistent with Company policy, incurred by Wachtler on behalf of the Company in connection with the performance of Wachtler’s duties, upon his accounting therefor.

5.4           Benefits.  Wachtler will participate in all employee benefit plans, practices and programs maintained by root9B, as in effect from time to time, on a basis no less favorable than is provided to other similarly situated executives of root9B and its subsidiaries.  Such benefit plans may include: medical, hospitalization, dental or vision plans, disability insurance plans, health programs and pension or retirement plans.

5.5           Fringe Benefits and Perquisites.  During the Term, Wachtler shall be entitled to fringe benefits and perquisites consistent with the practices of root9B, and to the extent root9B provides similar benefits or perquisites (or both) to similarly situated executives of root9B and its subsidiaries, if any, that are not duplicative of the matters referred to in Section 5.4.

Section 6.                       Vacations/Sick Leave/Holidays.  Wachtler will be entitled to paid vacation in the amount provided by root9B to its similarly situated executive personnel, which currently provides for 25 paid vacation days per year and increases based on tenure.

Section 7.                       Disability/Death.  If Wachtler becomes Disabled, the Company may, at its option, terminate the employment of Wachtler under this Agreement immediately upon giving Wachtler notice to that effect.  Wachtler’s  employment will terminate upon his death.

Section 8.                       Termination of Employment.

8.1            Termination For Cause.  The Company may terminate the employment of Wachtler at any time for Incurable Cause by giving Wachtler notice of termination, with reasonable specificity of the basis for the Incurable Cause and, if for a Curable Cause, a notice of termination that sets forth the steps that Wachtler must take to cure the Curable Cause.

 Wachtler’s employment will terminate immediately upon notice that includes an Incurable Cause.  Wachtler’s termination for a Curable Cause will take effect 30 days after the giving of the notice unless Wachtler substantially cures the Curable Cause within such 30 day period.

8.2           Termination Without Cause.  The Company may terminate the employment of Wachtler without Cause by giving Wachtler 15 days’ notice.

8.3           Resignation for Good Reason.  Wachtler may resign his employment for Good Reason by giving the Company 30 days’ notice, which shall set forth the steps that the Company must take to cure the same, which notice shall take effect 30 days after the giving of such notice unless the basis for the Good Reason is cured by the Company within such 30 day period.

8.4           Resignation for Material Change in Management.  Wachtler may resign his employment following the occurrence of an MCISM, by giving 30 days’ notice to the Company, which notice shall be given, if at all, within 120 days following the occurrence of the MCISM.

Section 9.                       Effect of Termination of Employment; Non-Compete Agreement.

9.1           Termination for Disability, Death, Cause or Resignation without Good Reason.  Upon termination of Wachtler’s employment due to Wachtler’s Disability, Death, the Company’s termination of Wachtler’s employment for Cause, or Wachtler’s resignation without Good Reason, Wachtler will not have any further rights under this Agreement except the right to receive: (i) the accrued but unpaid portion of his Base Salary prorated as necessary in order to account for any partial year, and (ii) reimbursement for any accrued expenses for which he has not been reimbursed, (iii) payment of any accrued but unpaid bonus for the prior year, and (iv) if such termination occurs within 18 months of the Effective Date, Wachtler’s Base Salary for the period beginning on the date of such termination and ending on the date that is 18 months from the Effective Date, if any.  Upon a termination hereunder within 18 months of the Effective Date, the provisions of Sections 3, 4 and 5 of the Wachtler Non-Compete Agreement shall continue for the balance of the 18 month period; if such termination occurs thereafter, Wachtler shall remain bound by the provisions of Sections 3 and 5, but not 4, of the Wachtler Non-Compete Agreement for a period of one year after termination.

9.2            Termination without Cause or Resignation for Good Reason.  Upon the termination of Wachtler’s employment by the Company without Cause or by Wachtler for Good Reason, the Company will: (a) pay Wachtler the amounts set forth in Section 9.1(i), (ii), (iii) and (iv), (b) pay Wachtler compensation equal to the Base Salary for the remainder of the Term unless Wachtler elects a shorter period for the purpose of reducing the time periods under the non-compete and non-solicitation provisions set forth in the Wachtler Non-Compete Agreement, and (iii) continue to provide all benefits provided in Section 5.4 for so long as Wachtler elects to receive his Base Salary.  If Wachtler provides the notice referenced above, electing to terminate his severance benefits after the period of 18 months, the Wachtler Non-Compete Agreement shall terminate at the time specified in such notice.  If such notice is not provided, severance payments and the Wachtler Non-Compete Agreement shall continue until the end of the Term. For clarity and notwithstanding anything to the contrary contained herein, in no event shall the non-compete and non-solicitation provisions set forth in the Wachtler Non-Compete Agreement terminate less than 18 months from the Effective Date.

9.3           Termination upon MCISM.  Upon the termination of Wachtler’s employment by Wachtler due to an MCISM, the Company will: (a) pay Wachtler the amounts set forth in Section 9.1(i), (ii), (iii) and (iv), and (b) pay Wachtler compensation equal to the Base Salary for the remainder of the Term unless Wachtler elects a shorter period for the purpose of reducing the time periods under the non-compete and non-solicitation provisions set forth in the Wachtler Non-Compete Agreement.  If Wachtler provides the notice referenced above, electing to terminate his severance benefits after the period of 18 months, the Wachtler Non-Compete Agreement shall terminate at the time specified in such notice.  If notice is not so provided, severance payments shall continue until the end of the Term.  For clarity and notwithstanding anything to the contrary contained herein, in no event shall the non-compete and non-solicitation provisions set forth in the Wachtler Non-Compete Agreement terminate less than 18 months from the Effective Date.

9.4           Renewal.  This Agreement shall automatically renew for additional 2-year increments, unless either party provides at least 6 months’ written notice of such party’s intent not to renew the Agreement.  In such event, Wachtler shall remain bound by the provisions of Sections 3, 4, and 5 of the Wachtler Non-Compete Agreement during any renewal; provided, further that Wachtler shall remain bound by the provisions of Sections 3 and 5, but not 4, of the Wachtler Non-Compete Agreement for a period of one year after termination, in consideration for the payment by the Company of amounts equivalent to his then-Base Salary, provided, however, that Wachtler may, during such 6-month period, notify the Company in writing of his decision not to receive any severance benefits, in which case the Wachtler Non-Compete Agreement shall terminate upon expiration of the applicable Term.

Section 10.                      Indemnification and D&O Insurance.

10.1           In the event that Wachtler is made a party or threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), other than any Proceeding initiated by Wachtler, the Company or root9B related to any contest or dispute between Wachtler and the Company or root9B (or any of their affiliates) with respect to this Agreement or Wachtler’s employment hereunder, by reason of the fact that Wachtler is or was a director, officer, employee or agent of the Company or root9B, or any affiliate of the Company or root9B, or is or was serving at the request of the Company or root9B as a director, officer, member, employee or agent of another corporation or a partnership, joint venture, trust or other enterprise, the Company and root9B will, jointly and severally, indemnify, defend, release and hold harmless Wachtler, to the maximum extent permitted under applicable law and the Company’s or root9B’s bylaws, as applicable, from and against any liabilities, costs, claims and expenses, including all costs and expenses incurred in defense of any Proceeding (including reasonable attorneys’ fees); provided that such indemnification, defense, release and hold harmless shall not apply in the event of bad faith, gross negligence or willful misconduct on the part of Wachtler.  The termination of any action, suit or proceeding by judgment, order, settlement or its equivalent shall not, of itself, create a presumption of bad faith, gross negligence or willful misconduct on the part of Wachtler. Costs and expenses incurred by Wachtler in defense of such Proceeding (including reasonable attorneys’ fees) shall be paid by the Company or root9B in advance of the final disposition of such litigation on a monthly basis upon receipt by the Company or root9B, as applicable, of: (i) a written request for payment; (ii) appropriate documentation evidencing the incurrence, amount and nature of the costs and expenses for which payment is being sought and (iii) an undertaking, reasonably satisfactory to root9B and the Company, by or on behalf of Wachtler to repay such amount if it shall ultimately be determined by a court of competent jurisdiction that Wachtler is not entitled to be indemnified by the Company and root9B under applicable law.

10.2           root9B or any successor shall purchase and maintain, at its own expense, directors’ and officers’ liability insurance providing coverage to Wachtler on terms that are no less favorable than the coverage provided to other directors and similarly situated executives of root9B and its subsidiaries.

Section 11.                       Section 409A.  This Agreement is intended to comply with or be exempt from Section 409A of the Internal Revenue Code of 1986 as amended (the “Code”) and will be interpreted, administered and operated in a manner consistent with that intent. Notwithstanding anything herein to the contrary, if at the time of Wachtler’s separation from service with the Company he is a “specified employee” as defined in Section 409A of the Code (and the regulations thereunder) and any payments or benefits otherwise payable hereunder as a result of such separation from service are subject to Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Wachtler) until the date that is six months following Wachtler’s separation from service with the Company (or the earliest date as is permitted under Section 409A of the Code), and the Company will pay any such delayed amounts in a lump sum at such time. If any other payments of money or other benefits due to Wachtler hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, reasonably determined by the Company, that does not cause such an accelerated or additional tax. To the extent any reimbursements or in-kind benefits due to Wachtler under this

 Agreement constitute “deferred compensation” under Section 409A of the Code, any such reimbursements or in-kind benefits shall be paid to Wachtler in a manner consistent with Treas. Reg. Section 1.409A-3(i)(1)(iv). Each payment made under this Agreement shall be designated as a “separate payment” within the meaning of Section 409A of the Code.  References to “termination of employment” and similar terms used in this Agreement are intended to refer to “separation from service” within the meaning of Section 409A of the Code to the extent necessary to comply with Section 409A of the Code. Whenever a payment under this Agreement may be paid within a specified period, the actual date of payment within the specified period shall be within the sole discretion of the Company. In no event may Wachtler, directly or indirectly, designate the calendar year of any payment to be made under this Agreement. Any provision in this Agreement providing for any right of offset or set-off by the Company shall not permit any offset or set-off against payments of “non-qualified deferred compensation” for purposes of Section 409A of the Code or other amounts or payments to the extent that such offset or set-off would result in any violation of Section 409A or adverse tax consequences to Wachtler under Section 409A.

Section 12.                       root9B Guarantee.

12.1           To induce Wachtler to enter into this Agreement, root9B hereby absolutely, unconditionally and irrevocably guarantees (the “Guarantee”) to Wachtler, on the terms and conditions set forth herein, the due and punctual payment, observance, performance and discharge of any and all (i) Company obligations hereunder; and (ii) costs and expenses (including reasonable attorneys’ fees and expenses) incurred by Wachtler in connection with the enforcement of his rights hereunder (collectively, the “Guaranteed Obligations”).

12.2           root9B agrees that the Guaranteed Obligations hereunder shall not be released or discharged, in whole or in part, or otherwise affected by: (i) the failure or delay of Wachtler, to assert any claim or demand or to enforce any right or remedy; (ii) any change in the time, place or manner of payment of the Guaranteed Obligations; (iii) the addition, substitution or release of any person or entity now or hereafter liable with respect to the Guaranteed Obligations; (iv) any change in the corporate existence, structure or ownership of the Company or root9B or any other person or entity now or hereafter liable with respect to the Guaranteed Obligations; (v) any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Company or root9B or any other person or entity now or hereafter liable with respect to the Guaranteed Obligations; (vi) the existence of any claim, set-off or other right which the Guarantor may have at any time against the Company or Wachtler; or (vii) the adequacy of any other means Wachtler may have of obtaining payment of the Guaranteed Obligations.

12.3           The Guarantee may not be revoked or terminated and shall remain in full force and effect and binding on root9B, its successors and permitted assigns until the complete, irrevocable and indefeasible payment and satisfaction in full of the Guaranteed Obligations.

12.4   Anything in this Section 12 to the contrary notwithstanding, upon the occurrence of a transaction pursuant to which root9B owns less than 50% of the interest in the Company, the Guarantee shall become null and void provided that: (a) the person or persons owning more than 50% of the Company have assumed the Guarantee, and (b) such person or persons collectively are of financial strength at least equal to that of root9B at such time.

Section 13.                       Definitions.  The following words will have the following meaning:

“Cause” means a Curable Cause or an Incurable Cause.

“Change in Control” shall mean the occurrence of any of the following after the Effective Date: (i) one person (or more than one person acting as a group) acquires ownership of stock of the Company or root9B that, together with the stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of such corporation, provided that a Change in Control shall not occur if any person (or more than one person acting as a group) that currently owns more than 50% of the total fair market value or total voting power of the Company’s or root9B’s stock acquires additional stock in such corporation; (ii) the Company or root9B are party to a merger, consolidation or similar transaction or series of transaction in which the holders of root9B stock do not, directly or in the case of the Company, indirectly: (x) hold more than 50% of the total fair market value or total voting power of the stock of the resulting entity, and (y) control the board of directors of the resulting entity; (iii) a majority of the members of the Board are replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the Board before the date of appointment or election; or (iv) the sale of all or substantially all of the Company’s or root9B’s assets.

“Curable Cause” means the determination by the Board that: (i) Wachtler has engaged in misconduct that could reasonably be expected to have a material adverse effect on the business or assets of the Company, or (ii) Wachtler’s disregard of any valid and legal directive of the Board or the Designee that is consistent with this Agreement or Wachtler’s failure to perform his duties (other than such failure resulting from incapacity due to Disability), which, in each case, could reasonably be expected to have a material adverse effect on the business or assets of the Company, or (iii) Wachtler is in material breach of any other provision of this Agreement.  Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the written advice of counsel for root9B shall not be the subject of a Curable Cause.

“Disability” or other forms of that word mean incapacitation or disability by accident, sickness or otherwise so as to render Wachtler mentally or physically incapable of performing the services required to be performed under this Agreement for a period of 90 consecutive days or for any 180  days in any period of 365 consecutive days.

“Good Reason” means the occurrence of any of the following events or conditions:

(i)           the assignment to Wachtler of any duties materially inconsistent with the duties set forth in Section 2; or

(ii)           the appointment of any officer of the Company senior to Wachtler;

(iii)           any Change in Control (other than an MCISM), unless the acquirer agrees to assume and perform this Agreement in the same manner and to the same extent that the Company or root9B, as applicable, would be required to perform if no succession had taken place, except where such acquirer assumption is not necessary because such assumption occurs by operation of law;

(iv)           any other action by the Company or root9B which results in a material diminution in Wachtler’s position, authority, duties, compensation, or responsibilities; or

(v)           any material failure by the Company or root9B to comply with this Agreement.

An MCISM shall not, by itself, be deemed Good Reason.

“Incurable Cause” means: (i) the reasonable determination by the Board that Wachtler has committed an act constituting fraud, or a felony, or criminal act; or (ii) Wachtler’s conviction of a crime involving moral turpitude, in either event if such act or crime, materially impairs Wachtler’s ability to perform services for the Company or results in material reputational or financial harm to the Company or its affiliates.

“MCISM” means a material change in the senior management of root9B which includes, but is not limited to, the removal of either Joseph J. Grano, Jr. as the current Chief Executive Officer or Brian King as the Chief Operating Officer of root9B.

“Term” means a three (3) year period starting on the Effective Date and ending on the third anniversary of the Effective Date, unless the Term is renewed pursuant to Section 9.4.

“Wachtler Non-Compete Agreement” means that certain Confidentiality, Non-Compete and Non-Solicitation Agreement of even date herewith by and between root9B and Wachtler.

Section 14.                      Miscellaneous.

14.1           Assignments.  Neither Wachtler nor the Company or root9B may assign or delegate any of their rights or duties under this Agreement without the express written consent of the other parties, except that the Company may assign this Agreement in connection with the sale or other disposition of all or substantially all of its assets and business (subject to applicable provisions that may result in Wachtler’s termination of the Term)..

14.2            Entire Agreement.  This Agreement  and the Wachtler Non-Compete Agreement constitute and embody the full and complete understanding and agreement of the parties, and supersedes all prior understandings and agreements, with respect to Wachtler’s employment by the Company.  This Agreement may be amended, modified or changed only by an instrument in writing executed by the Company, Wachtler and root9B. The invalidity or partial invalidity of one or more provisions of this Agreement will not invalidate any other provision of this Agreement.  No waiver by either party of any provision or condition to be performed will be deemed a waiver of similar or dissimilar provisions or conditions at the same time or any prior or subsequent time.

14.3            Headings.  The headings contained in this Agreement are for convenience of reference only and will not affect in any way the meaning or interpretation of this Agreement.

14.4            Notices.  All notices, requests, demands and other communications required or permitted to be given under this Agreement will be in writing and will be deemed to have been given when delivered personally or by private overnight delivery service to the party at the address on the signature page or to such other address as either party may give notice of in accordance with the provisions of this section.

14.5            Governing Law.  This Agreement will be governed by and construed in accordance with the laws of the State of Delaware without giving effect to such state’s conflicts of laws provisions.  Each of the parties irrevocably consents to the jurisdiction of the federal and state courts located in County of New Castle and State of Delaware.  The party prevailing shall be entitled to recover its reasonable legal fees and expenses from the party not prevailing.

15.6           Binding Effect.  This Agreement shall inure to the benefit of and be binding upon and enforceable against the parties hereto and their respective successors, heirs, beneficiaries and permitted assigns.

14.7            Counterparts.  This Agreement may be executed in two or more counterparts, including those signed and delivered by electronic means, each of which will be deemed an original, but all of which together will constitute one of the same instrument.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

IPSA International Services, Inc.

By: /s/ Brian King
         Brian King, Acting President
         4521 Sharon Road, Suite 300
         Charlotte, NC 28211

root9B Technologies, Inc.

By: /s/ Brian King
         Brian King COO
         4521 Sharon Road, Suite 300
         Charlotte, NC 28211

/s/ Dan Wachtler Dan Wachtler